Exhibit 10.2

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES
EMPLOYEE SEVERANCE COMPENSATION PLAN

PLAN PURPOSE

The purpose of the First Federal Savings and Loan Association of Port Angeles Employee Severance Compensation Plan (the “Plan”) is to assure for First Federal Savings and Loan Association of Port Angeles (the “Bank”) the services of the Employees in the event of a Change in Control of First Northwest Bancorp (the “Holding Company”) or the Bank. The benefits contemplated by the Plan recognize the value to the Bank of the services and contributions of the eligible Employees and the effect upon the Bank resulting from uncertainties relating to continued employment, reduced employee benefits, management changes and employee relations that may arise if a Change in Control occurs or is threatened.
The Bank's and the Holding Company's Boards of Directors believe that it is in the best interests of the Bank and the Holding Company to provide eligible Employees with such benefits in order to defray the costs and changes in employee status that could follow a Change in Control. The Boards of Directors believe that the Plan will also aid the Bank in attracting and retaining highly qualified individuals who are essential to its success and that the Plan's assurance of fair treatment of the Bank's employees will reduce the distractions and other adverse effects on Employees' performance if a Change in Control occurs or is threatened.

ARTICLE I: ESTABLISHMENT OF PLAN

1.1    Establishment of Plan
As of the Effective Date, the Bank hereby establishes a severance compensation plan to be known as the “First Federal Savings and Loan Association of Port Angeles Employee Severance Compensation Plan.” The purposes of the Plan are as set forth above.

1.2     Applicability of Plan
The benefits provided by this Plan shall be available to all Employees, who, at or after the Effective Date, meet the eligibility requirements of Article III. The Plan shall not apply to any Employee whose employment was terminated prior to the Effective Date.

1.3     Contractual Right to Benefits
This Plan establishes and vests in each Participant a contractual right to the benefits to which each Participant is entitled hereunder, enforceable by the Participant against the Employer.

ARTICLE II: DEFINITIONS AND CONSTRUCTION

2.1    Definitions
Whenever used in the Plan, the following terms shall have the meanings set forth below.
“Annual Compensation” means the Participant’s base salary and wages from the Employer (as determined by reference to the employment records of the Participant’s Employer) during the 12-month period ending on the last day of the month preceding the date the Participant terminates employment with all Employers. No other compensation received by the Participant of any nature, taxable or nontaxable, shall be taken into account in determining Annual Compensation.
“Bank” means First Federal Savings and Loan Association of Port Angeles or any successor as provided for in Article VII hereof.

First Federal    Page 1 of 7

“Change in Control” means:

(1)	an offeror other than the Holding Company purchases shares of stock of the Holding Company or the Bank pursuant to a tender or exchange offer for such shares;

(2)
an event of a nature that results in the acquisition of control of the Holding Company or the Bank within the meaning of the Bank Holding Company Act of 1956, as amended, under 12 U.S.C. Section 1841 (or any successor statute or regulation) or requires the filing of a notice with the Federal Deposit Insurance Corporation (“FDIC”) under 12 U.S.C. Section 1817(j) (or any successor statute or regulation);

(3)
any person (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (“Exchange Act”)) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Holding Company or the Bank representing 25% or more of the combined voting power of the Holding Company's or the Bank's outstanding securities;

(4)
individuals who are members of the board of directors of the Holding Company immediately following the Effective Date or who are members of the board of directors of the Bank immediately following the Effective Date (in each case, the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequently whose election was approved by a vote of at least three quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's or the Bank’s stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or

(5)
consummation of a plan of reorganization, merger, acquisition, consolidation, sale of all or substantially all of the assets of the Holding Company or a similar transaction in which the Holding Company is not the resulting entity, provided that the term "Change in Control" shall not include an acquisition of securities by an employee benefit plan of the Bank or the Holding Company.

“Continuous Employment” means the absence of any interruption or termination of service as an Employee of the Bank, its Parent, or a Subsidiary. Service shall not be considered interrupted in the case of sick leave, military leave or any other leave of absence approved by an Employer or in the case of transfers between payroll locations of the Bank or between the Bank, its Parent, its Subsidiary or their successor.
“Effective Date” as to Employees of an Employer, means the date the Plan is approved by the Board of Directors of the Bank, or such other date as the Board shall designate in its resolution approving the Plan.
“Employee” means an individual employed by the Employer on a full-time basis (as determined by reference to the employment records of the Employer), excluding any executive officer of the Employer who is covered by an employment contract or a change in control severance agreement with the Employer.
“Employer” means the Bank, and its Parent or a Subsidiary, if the Parent or Subsidiary has adopted the Plan pursuant to Article VI hereof. Generally, “Employer” shall mean all of the entities that sponsor the Plan, except where the context requires that the term be applied separately with respect to each such entity.
“Expiration Date” means the date fifteen (15) years from the Effective Date unless earlier terminated pursuant to Section 8.2 or extended pursuant to Section 8.1.
“Holding Company” means First Northwest Bancorp.
“Just Cause” with respect to termination of employment, will be determined by the Employer and means an act or acts of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order. In determining incompetence, acts or omissions shall be measured against standards generally prevailing in the financial services industry.
“Monthly Compensation” means 1/12th of the Participant’s Annual Compensation.
“Parent” means any corporation which holds a majority of the voting power of the outstanding shares of the Bank's common stock. First Northwest Bancorp is the Parent of the Bank.
“Participant” means an Employee who meets the eligibility requirements of Article III.
“Payment” means the payment of severance compensation as provided in Article IV hereof.

First Federal    Page 2 of 7

“Plan” means the First Federal Savings and Loan Association of Port Angeles Employee Severance Compensation Plan, as in effect from time to time.
“Subsidiary” means any corporation in which the Bank, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock.

2.2    Applicable Law
To the extent not preempted by the laws of the United States as now or hereafter in effect, the laws of the State of Washington shall be the controlling law in all matters relating to the Plan.
The Plan neither requires nor establishes an ongoing administrative system for its effect or operation. Payments under the Plan are precipitated by a single event, a Change in Control, which event is the sole focus of the Plan. Consequently, it is intended that the Plan shall not be covered by or be subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
2.3    Severability
If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
ARTICLE III: ELIGIBILITY

3.1	Participation
Each Employee who has completed at least one (1) year of Continuous Employment as of the Effective Date shall become a Participant on the Effective Date. Thereafter, each Employee shall become a Participant on the day on which he or she completes one (1) year of Continuous Employment. Notwithstanding the foregoing, persons who have entered into and continue to be covered by an employment or change in control severance agreement with the Employer shall not be entitled to participate in the Plan.

3.2	Duration of Participation
A Participant shall cease to be a Participant in the Plan when the Participant ceases to be an Employee of the Employer, unless such Participant is entitled to a Payment as provided in the Plan. Furthermore, an Employee shall cease to be a Participant upon entering into an employment or change in control severance agreement with the Employer. A Participant entitled to receipt of a Payment shall remain a Participant in this Plan until the full amount of such Payment has been paid to the Participant.
ARTICLE IV: PAYMENTS

4.1	Right to Payment
A Participant shall be entitled to receive from his or her respective Employer a Payment in the amount provided for in Section 4.3 if: (a) there has been a Change in Control of the Bank or the Holding Company, and (b) within one (1) year thereafter, the Participant's employment by an Employer shall terminate for any reason specified in Section 4.2, whether the termination is voluntary or involuntary. A Participant shall not be entitled to a Payment if termination occurs by reason of death, voluntary retirement, voluntary termination other than for reasons specified in Section 4.2, total and permanent disability, or for Just Cause.

4.2	Reasons for Termination
Following a Change in Control, a Participant shall be entitled to a Payment if his or her employment with an Employer is terminated within one (1) year following such Change in Control, under any one of the following circumstances:

(a)	The Employer terminates the Participant’s employment other than for Just Cause.

(b)
The Participant voluntarily terminates employment with the Employer after the Employer reduces his or her base salary rate or base wage rate (as determined by reference to the employment records of the Employer) as in effect immediately prior to the Change in Control, or as the same may have been increased thereafter. A Participant’s base salary rate or base wage rate shall be determined without regard for any other compensation received by the Participant from any Employer other than base salary or base wages.

First Federal    Page 3 of 7

(c)
The Participant voluntarily terminates employment with the Employer after the Employer requires the Participant to change the location of the Participant's job or office, so that such Participant will be based at a location more than thirty-five (35) miles from the location of the Participant's job or office immediately prior to the Change in Control, provided that such new location is not closer to Participant's home.

(d)	If a successor bank or company fails or refuses to assume the obligations under this Plan, as required by Article VII.

(e)	If the Bank or any successor company breaches any other provisions of the Plan.

4.3	Amount of Payment

(a)	Each Participant entitled to a Payment under this Plan shall receive from the Employer a lump sum cash payment equal to:

Participant’s Full Years	Amount of Monthly Compensation
of Continuous Employment     Payment to be Paid to the Participant
0 to 1 year     0
Over 1 year to 2 years     3 times Monthly Compensation
Over 2 years to 3 years     6 times Monthly Compensation

Over 3 years	6 times Monthly Compensation, plus one times Monthly Compensation for each full year of Continuous Employment over three years, up to maximum of one (1) times the Participant’s Annual Compensation.

Notwithstanding anything herein to the contrary, the following rules shall apply to the determination of any Payment due a Participant under this Plan:

(1)
a Participant entitled to a Payment under this Plan who was a vice president and above of the Bank immediately prior to the effective date of a Change in Control shall receive a Payment equal to one (1) times the Participant's Annual Compensation;

(2)
a Participant entitled to a Payment under this Plan who, immediately prior to the effective date of a Change in Control, was an assistant vice president and had less than three (3) full years of Continuous Employment, shall receive a minimum Payment equal to one-half (½) the Participant's Annual Compensation; and

(3)	the maximum Payment to any Participant under the Plan shall not exceed one (1) times the Participant's Annual Compensation.

(b)
Notwithstanding the provisions of Section 4.3(a) above, if a Payment to a Participant who is a “disqualified individual” shall be of an amount which includes an “excess parachute payment,” the payment hereunder to that Participant shall be reduced to the maximum amount, which does not include an “excess parachute payment.” The terms "disqualified individual" and "excess parachute payment" shall have the same meaning as defined in Section 280G of the Internal Revenue Code of 1986, as amended, or any successor section of similar import.

(c)
The Participant shall not be required to mitigate damages on the amount of the Payment by seeking other employment or otherwise, nor shall the amount of such Payment be reduced by any compensation earned by the Participant as a result of employment after termination of employment with an Employer.

(d)
Notwithstanding the foregoing, payments under Section 4.3(a) that are not considered short-term deferrals within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”):

(1)
shall first be considered made under a “separation pay plan” (within the meaning of Section 409A) to the extent permitted by Section 409A. Any additional amounts due the Participant under Section 4.3(a) shall be considered deferred compensation for purposes of Section 409A, and subject to Section 4.3(d)(2) below.

First Federal    Page 4 of 7

(2)
Payments that are considered to be deferred compensation under Section 409A shall not be paid earlier than six months after the Participant’s separation from service (as defined in Section 409A, taking into account all rules and presumptions under the Section 409A regulations), if the Participant is a “specified employee” (within the meaning of Section 409A). Payment(s) delayed on account of the preceding sentence shall be paid on the 185th day following the Participant’s separation from service (as herein defined) or his or her death, if earlier.

The purpose of this Section 4.3(d) is to cause this Plan to comply with Section 409A, and these provisions (and the Plan) shall be administered and interpreted accordingly.

4.4	Time of Payment
The Payment to which a Participant is entitled shall be paid to the Participant by the Employer or the successor to the Employer, in cash and in full, not later than twenty-five (25) business days after the termination of the Participant's employment. If any Participant should die after termination of employment but before all amounts have been paid, such unpaid amounts shall be paid to the Participant's surviving spouse, or if none, to the Participant's estate.

ARTICLE V: OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1	Other Benefits
Neither the provisions of the Plan nor the Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant's rights as an Employee of the Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock ownership or other plan or arrangement (including an employment agreement).

5.2	Employment Status
This Plan does not constitute a contract of employment or impose on the Participant's Employer any obligation to retain the Participant as an Employee, nor affect the Employer’s ability to change the status of the Participant's employment, nor change the Employer's policies regarding termination of employment.

ARTICLE VI: PARTICIPATING EMPLOYERS

This Plan may be adopted by any Subsidiary or Parent of the Bank, upon approval of its board of directors. Upon such adoption, the Subsidiary or Parent shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary or Parent.

ARTICLE VII: SUCCESSOR TO THE BANK

The Bank shall require any successor to or assignee of, whether direct or indirect, by purchase, merger, consolidation or otherwise, all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank's obligations under the Plan.

ARTICLE VIII: DURATION, AMENDMENT, TERMINATION AND INTERPRETATION

8.1	Duration
If a Change in Control has not occurred, the Plan shall expire fifteen (15) years from the Effective Date, unless sooner terminated as provided in Section 8.2, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Bank.
Notwithstanding the foregoing, if a Change in Control occurs, the Plan shall continue in full force and effect, and shall not terminate or expire until such date as all Participants who become entitled to Payments hereunder shall have received such Payments in full.

8.2    Amendment and Termination
The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Board of Directors of the Bank, unless:

First Federal    Page 5 of 7

(a)	a Change in Control has previously occurred,

(b)
the Bank shall have in the previous year received a bona fide written offer, which was not subsequently withdrawn, from a third party to engage in a transaction which would involve a Change in Control, or

(c)
a third party shall have disclosed in a filing with the Securities and Exchange Commission ("SEC") its intent to engage in a transaction which would result in a Change in Control and has not subsequently indicated in another SEC filing that it no longer had such intention.

For so long as any of the events listed in paragraphs (i), (ii) and (iii) persist, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever unless any acquirer of the Bank shall agree in writing to provide benefits to covered employees which are at least as substantial as those set forth herein if such employees are terminated without cause within one year of a Change in Control.

8.3    Form of Amendment
The form of any proper amendment or termination of the Plan shall be a written instrument signed by the duly authorized officer or officers of the Bank, certifying that the amendment or termination has been approved by the Board of Directors. A proper amendment of the Plan automatically shall effect a corresponding amendment to all the Participant's rights hereunder, regardless of whether the Participants receive notice of such action. A proper termination of the Plan automatically shall effect a termination of all Participants' rights and benefits hereunder, regardless of whether the Participants receive notice of such action.

8.4    Interpretation
The Bank shall have the authority to interpret the terms of the Plan, and any such interpretation shall be binding on all parties.

ARTICLE IX: ARBITRATION

9.1
Any dispute or controversy arising under or in connection with the Plan shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the Participant within fifty (50) miles from the principal office of the Bank, in accordance with rules of the American Arbitration Association then in effect. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

First Federal    Page 6 of 7

*********************************************************************************************

Having been adopted by its Board of Directors on _______ __, 2014, the Plan is executed by its duly authorized officers as of the ______ day of _______________, 2014.

Attest     FIRST NORTHWEST BANCORP

______________________________     By    __________________________________
Joyce L. Ruiz     Larry Hueth,
Corporate Secretary     President and Chief Executive Officer

Having been adopted by its Board of Directors on ____________________ ______, 2014, the Plan is executed by its duly authorized officers this _______ day of ______________________, 2014.

Attest	FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF PORT ANGELES

______________________________     By    __________________________________
Joyce L. Ruiz     Larry Hueth,
Corporate Secretary    President and Chief Executive Officer

First Federal    Page 7 of 7